SHOW YOUR CARD & SAVE CLUB-VENDOR LICENSE AGREEMENT

1. Parties and Purpose

This Agreement is made on the 17th day of October, 2005, by Nitar Tech Corp., 3950 Worthview Pl., Unit #2, Mississauga, Ontario, Canada L5N 657 (hereinafter referred to as ("Vendor") and The Auto Club Group, a Michigan non-profit corporation, consisting of Chicago Motor Club (AAA Chicago), Automobile Club of Michigan (AAA Michigan), AAA Minnesota/Iowa, Cornhusker Motor Club (AAA Nebraska), North Dakota Automobile Club (AAA North Dakota), and AAA Wisconsin, Inc. hereinafter collectively referred to as "Club"). Vendor wants to increase business by offering its products and services at a discount to members of the American Automobile Association ("AAA") and the Canadian Automobile Association
(CAA), and Club wants to increase its membership and to retain and/or improve membership satisfaction by offering Vendor's products and services at a discount. To accomplish these goals, the parties agree to the following terms until this contract is terminated or modified as provided below.

2. Discounts/Benefits

Vendor agrees to offer the following discounts or special benefits to all members of the American Automobile Association ("AM"), Canadian Automobile Association ("CM"), AAA/CAA international affiliated clubs, and ARC Europe affiliated clubs, showing the "SYC&S" or the "SYC!" mark on their club membership card, or the approved temporary SYC&S discount card (See Exhibit A

a. Vendor shall provide to members of AM and CAA a discount off the prices it charges it to the public large for its products and services, or other special benefit, as follows:


MEMBERS WILL BE OFFERED A 60 DAY FREE TRIAL PERIOD.

b. Vendor may provide to members of AAA and CAA additional discounts through special promotions, subject to prior approval by Club.

c. The offer shall be available upon presentation of a valid AAA or CM membership card or valid AAA Visa or AAA MasterCard. No other documentation shall be required. No coupon may be required by Vendor, except for, with AAA approval, short-term testing of the Offer over a limited geographic area.

d. Except as set forth in this Agreement, Vendor may not limit the frequency of usage by the member of his or her membership card, in recognition of the continuous nature of the discount program described herein.

e. The discount provided to members of AAA and CM represents the best ongoing discount Vendor offers, and is superior to any current or future ongoing discount offered to the public at large or to members of organizations that are open to the public at large. If Vendor engages in coupon discount or other price promotion marketing in a regular basis, the discount offered pursuant to this Agreement shall be superior to the other coupon and/or price promotion offers.

f. The Offer shall be available at all of Vendor's company-operated locations and at no less than 100% of Vendor's franchisee-operated locations.

3. License to Use Mark

Club grants to Vendor a non-exclusive license to use the service mark subject to the terms of this Agreement. Vendor agrees to use the SHOW YOUR CARD & SAVE@ mark solely for the purpose of identifying itself as a participant in the SHOW YOUR CARD & SAVE@ discount program.

4. Display Of Mark

(a) During the term of this Agreement, Vendor shall use the AAA Emblem and the Show Your Card & Save@ mark only in conformance with the rules and regulations promulgated by AAA from time to time. It is expressly agreed between the parties that AAA retains full ownership of the Emblem and the Show Your Card & Savel!!) mark and registrations thereof.

(b) Every display of the mark shall be in substantially the following form or such other form as the Club may establish from time to time:
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(c) The mark may not be altered, modified, or combined with other design elements.

(d) The mark may be displayed only in the front windows or entry doors of Vendor's premises, inside the Vendor's premises, and in print advertising. The mark may be graphically displayed in television advertising, but may not be audibly represented on television or radio other than through expression of the phrase "AAA MEMBERS SHOW YOUR CARD & SAVE"

(e) Vendor shall submit to Club samples of each use of the mark, including but not limited to photos of any use of the mark on Vendor's premises.

(f) Vendor shall relocate or remove displays of the mark upon the Club's request.

(g) Promotion of this Agreement outside the territory assigned to Club by AAA is subject to the approval of the club responsible for that territory. Should approval be denied, Vendor will cease from any future promotion within that club's territory that states or implies approval of that promotion by AAA or by Club. Club will notify Vendor of any such denial as soon as possible.

(h) Each usage of the mark by Vendor, other than those uses defined above, must be pre-approved by Club. This pre-approval right shall be accomplished by submitting advance copy of all such promotional materials to Club sufficiently in advance of publication deadlines to allow Club reasonable opportunity to review them.

(i) Non-approved usage of the mark by Vendor shall be deemed a significant violation of this agreement and may result in the termination of this Agreement by the Club. Vendor shall not use the Club's name, or otherwise refer to the Club in any advertising, publicity or promotion except with the prior consent of the Club.

5. Publicity and Training

a). Vendor shall display the Show Your Card & Save ("SYC&S") door/window decal prominently plus other SYC&S point-of-sale materials as reasonably requested by Club and agreed to between Club and Vendor.

b). Vendor may display additional materials furnished by Club prominently in customer areas in an attractive manner, if it is reasonable to do so as determined by the nature of the materials themselves, and the space available to display them.

c). Club shall list Vendor as a participating Vendor on various print advertising and other promotional materials it distributes to members at the nearest Club branch location.

d). Club may conduct other advertising as it deems appropriate. Any use of the Vendor's name or logos by Club shall be in accordance with the specifications of Vendor.

e). Vendor shall train its front line employees concerning the details of the program described herein, and shall encourage them to promote the program in the course of their customer contacts.
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6. Inspectors/Research/Tracking

a). Club may inspect premises occupied by Vendor to observe placement of materials referring to Club, to observe the manner in which the SHOW YOUR CARD & Save mark is displayed and to otherwise observe the manner in which its members are being served. Also, Club may conduct research on this program, which may include, but is not limited to contact of AAA and CAA members who became Vendor's customers through this program, to aid in this research.

b). Vendor shall track all sales, in dollars and number of transactions, to AAA/CAA members who make purchases through this program, if it has the technical capability to do so Vendor shall provide to Club a report that contains this tracking information at a mutually agreed frequency.

c). Vendor shall not maintain, use or sell any list or database of AAA, CAA or Club members. Except as required or permitted by this Agreement, Vendor shall not use, copy, or divulge any information provided by AAA or AAA/CAA clubs.

7. Indemnity and Evidence of Insurance Coverage

Vendor shall indemnify, defend and otherwise hold harmless Club, the American Automobile Association, Inc., their officers, directors, agents and employees from and against any and all loss, liability, claim, damage and expense (including, without limitation, court costs and attorney fees) resulting from bodily injury, personal injury, or property damage arising out of any act or omission by Vendor, its employees or agents in furtherance of this Agreement. Vendor shall maintain, in an amount no less than $300,000 per occurrence, general liability insurance, including coverage for bodily injury, personal injury, property damage, products liability, contractual liability, and completed operations, to protect Club, the American Automobile Association, Inc., their officers, directors, agents and employees from any such loss, liability, claim, damage and expense. If Vendor is required to carry motor vehicle insurance, Vendor shall maintain occurrence-based commercial vehicle insurance in an amount no less than $2,000,000 combined single limit.

8. Disputes

Vendor is responsible for good faith efforts in quickly resolving directly with AAA and CAA members any complaints that such customers have which arise through Vendor's furnishing of products and services through this program, including complaints about charges. If it is discovered that Vendor failed to provide the agreed upon discount, it shall quickly refund to the AAA or CAA member the amounts due. If such good faith efforts are unsuccessful, Vendor shall cooperate with Club in attempting to resolve such complaints, with an acknowledged commitment to further the goals of this Agreement as set forth in paragraph 1.

9. Term

The initial term of this Agreement is one year, commencing on the date indicated in paragraph 1. It shall automatically renew for successive one-year terms unless one of the parties provides notice of its intent not to renew or to terminate, as provided below. Within the second term and beyond, either party may terminate this Agreement at any time, subject to 60 days advance notice, as provided below.

10. Termination

At least 60 days before the end of the first term, or in the second term and beyond, either party may non-renew or terminate this Agreement by giving written notice to the opposite party a minimum of thirty (30) days in advance of the effective date of termination, provided, however, that Vendor shall continue to honor the Club member discounts specified in paragraph 2 of this Agreement on request for a grace period of sixty (60) days following the effective date of termination of this Agreement. The notice of termination must be delivered to the address of the opposite party indicated in the signature block of this Agreement unless a party has notified the other of a different address for correspondence purposes following the date this Agreement is made. Upon the effective date of termination by either party, Vendor shall immediately remove all promotional materials from its locations, including but not limited to stickers and any other materials furnished by Club or furnished by Vendor (with pre-approval from Club).

11. Miscellaneous

a) This Agreement supersedes all prior written or oral agreements or understandings and contains the entire Agreement by and between parties hereto with respect to all matters pertaining to the Club "Show Your Card & Save" Member Discount Program. No amendment to this Agreement shall be effective unless it is in writing, specifically states that it is amending this Agreement, and is signed by a duly authorized representative of each party.

b) If any dispute arises concerning this Agreement, the dispute shall be settled by binding arbitration in Wayne County, Michigan in accordance with the commercial arbitration rules then obtaining of the American Arbitration Association, and judgment upon the award rendered may be entered in any court having jurisdiction thereof. The award of the arbitrators shall be binding and final on all parties. The parties shall bear their respective costs of arbitration except that the losing party shall pay all fees and charges of the neutral arbitrator and the American Arbitration Association

c) Under no circumstances shall the Vendor, its agents, or employees be deemed to be Club agents or employees.

d) Under no circumstances shall the Cub, its agents, or employees be deemed to be Vendor agents or employees. Please add!

e) Neither Club nor Vendor may assign this Agreement and any attempt to do so by either party is null and void.

12. [Optional] Addendums

The Addendums listed below are attached hereto and are part of this Agreement:

Website Access

13. All notices, requests, demands and other communications under this Agreement (Addendum) shall be deemed to have been dully given on the date of service if served personally I on the party to whom notice is to be given, or on the third day after mailing, if mailed to the party to whom notice is to be given, by overnight service by a recognized courier such as Fedex, UPS, and the like, if addressed to the party to be served, at the address set forth in the Agreement.

14. Signatures and Addresses of the Parties

Signed and Agreed:


By Richard Doyle                          The Auto Club Group
                                          Grant Sims, III


-/S/-                                     -/S/-
---------------------------------         ---------------------------------
(Signature)                               (Signature)

Its: NITAR Tech Corp.                     Its: AVP, Marketing

3950 Worthview Place Mississauga, ON      1 Auto Club Drive
Canada L5N 6S7                            Dearborn, MI 48126

Date: Oct 17/2005                         Date: Oct 22/2005